Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of EnergySouth, Inc. on Form S-8 of our report dated November 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s reclassification of the loss on early extinguishment of debt from extraordinary to ordinary income for the year ended September 30, 2001), appearing in the Annual Report on Form 10-K of EnergySouth, Inc. for the year ended September 30, 2003.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Atlanta, Georgia

March 30, 2004